EXHIBIT 99.1

Live Nation Entertainment Elects Richard Grenell to Board of Directors

Los Angeles, CA – May 20, 2025 – Live Nation Entertainment (NYSE: LYV), the global leader in live events, today announced the election of Richard Grenell to its Board of Directors.

Mr. Grenell brings decades of experience in diplomacy and negotiations, having served as U.S. Ambassador to Germany, Acting Director of National Intelligence, Presidential Envoy for Kosovo-Serbia Negotiations and Presidential Envoy for Special Missions. Mr. Grenell also currently serves as the President of the John F. Kennedy Center for the Performing Arts, where he oversees operations and programming at one of the nation's premier cultural institutions.

His career experience will help support Live Nation’s mission to bring more live music to the world, while also advocating for industry reforms that protect both fans and artists.

“We are pleased to welcome Ric to our Board,” said Randall Mays, Chairman of the Board of Live Nation Entertainment. “His background will bring a valuable perspective as Live Nation continues to contribute to a growing live music industry around the globe.”

“The power of live performances to bring people together while boosting local economies is transformative,” said Grenell. “I’m proud to join the board and support Live Nation’s efforts to grow this positive impact of concerts around the world.”

About Live Nation Entertainment
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company, comprised of the industry’s top brands: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship. For more information, visit www.livenationentertainment.com.

Contact:

Investors: IR@livenation.com

Media: Media@livenation.com